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                                                                EXHIBIT 5.2


                        [PERKINS COIE LETTERHEAD]


                              August 7, 1997



McCaw International, Ltd.
1191 Second Avenue, Suite 1600
Seattle, WA 98101

        Re: Exchange Offer Relating to 13% Senior Discount Notes due April 15, 2007

Gentlemen and Ladies:

        We have acted as your special counsel in connection with certain proceedings related to the offer by McCaw International, Ltd., a Washington corporation (the "Company"), to exchange its 13% Senior Discount Notes due April 15, 2007 (the "Exchange Notes"), which are being registered under the Securities Act of 1933, as amended (the "Act"), pursuant to a Registration Statement on Form S-4 (the "Registration Statement"), for an equal principal amount at maturity of its outstanding 13% Senior Discount Notes due April 15, 2007 (the "Private Notes"). Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Registration Statement.

        In the course of our representation as described above, we have examined, among other things, the Indenture dated as of March 6, 1997, between the Company and The Bank of New York, as trustee (the "Indenture") and the form of Exchange Notes. We have also examined originals or photocopies, certified or otherwise identified to our satisfaction, of all such corporate books and records of the Company and such other documents, records, certificates or other instruments as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

        Based on the foregoing, we are of the opinion that (i) the Indenture has been duly authorized, executed and delivered by, and is a valid and binding agreement of, the Company, enforceable in accordance with its terms, and (ii) the Exchange Notes have been duly authorized and, when executed and authenticated in accordance with the provisions of the Indenture and issued and delivered pursuant to the Registration Rights Agreement, will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, except in each case as (x) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws now


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McCaw International, Ltd.
August 7, 1997
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or hereafter in effect relating to or affecting creditors' rights generally,
(y) rights of acceleration, if applicable, and the availability of equitable remedies may be limited by equitable principles, and (z) rights to indemnification and contribution may be limited by public policy.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.


                                                Very truly yours,

                                                /s/ Perkins Coie